                                                                    Exhibit 99.1
Filer: Joint Stock Co. INTER RAO UES ("INTER RAO UES")

Address: Bld 3, 27 Bolshaya Pirogovskaya Street, Moscow, 119435, Russia

Relationship of Reporting Person to Issuer:  10% indirect beneficial owner

Explanation of Response:

     On September 28, 2012, JSC "INTER RAO Capital" ("INTER RAO Capital"), a
wholly owned subsidiary of INTER RAO UES, acquired beneficial ownership of
4,462,693 shares of Common Stock, or approximately 11.75% of the Issuer's outstanding Common Stock (the "Shares"), from OJSC "Third Generation Company of the Wholesale Electricity Market" ("OGK-3"), another subsidiary of INTER RAO
UES. At the time of acquisition, INTER RAO UES directly owned 74.7829% of
OGK-3's issued share capital and indirectly (through JSC "INTER RAO Capital")
15.7923 % of OGK-3's issued share capital, for an aggregate ownership interest of 90.5752%. By virtue of INTER RAO Capital's acquisition of such Common Stock from OGK-3, INTER RAO UES could, pursuant to Section 16 of the Securities
Exchange Act of 1934, as amended (the "Act"), and rules of the Securities and
Exchange Commission adopted thereunder, be deemed to have acquired an indirect pecuniary interest in the shares acquired by INTER RAO Capital.